ACCOUNTANTS' CONSENT



                   The Board of Directors and Stockholders
                           Miami Subs Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Miami Subs Corporation of our report dated August 28, 1997, relating to the consolidated balance sheets of Miami Subs Corporation and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1997, and related schedule which report appears in the May 31, 1997 annual report on Form 10-K of Miami Subs Corporation.



                                                KPMG PEAT MARWICK LLP



                               August 22, 1997